SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2008

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE

On May 20, 2008, a New York Stock Exchange listed bottler representing a major global soft drink brand agreed to exclusively use USAT’s e-Port hardware and related network services until May 31, 2011. The Exclusive Supply Agreement provides that the major bottler shall utilize USAT as its sole and exclusive supplier/provider of all credit-debit card vending systems (including USAT’s e-Port devices) as well as all card processing and data services (including USAT’s e-Port Connect Services) to be utilized by the bottler in connection with its vending machines. The Exclusive Supply Agreement also provides that during such period of time, the major bottler shall not purchase, promote, negotiate for the purchase of, or solicit quotations for, any such products or services other than those of USAT.

USAT and the major bottler also entered into a three year e-Port Connect Services Agreement pursuant to which USAT will act as the exclusive provider of all card processing, data and financial/accounting services, and consumer billing inquiry support in connection with all of the bottler’s vending machines actually utilizing USAT’s e-Port technology. As an inducement for the major bottler to enter into the Exclusive Supply Agreement, USAT extended favorable pricing to the major bottler of approximately $320 per e-Port terminal. Pursuant to the e-Port Connect Services Agreement, USAT would receive its customary activation, network and processing fees from the major bottler.

The information in Item 7.01 of this Report should not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer
Dated: May 28, 2008